SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 21, 2005

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Cell Therapeutics, Inc. (the “Corporation”) and Chugai Pharmaceuticals Co., Ltd. (“Chugai”) are parties to a License Agreement dated as of October 19, 2001 between the Corporation and Chugai, as amended (the “License Agreement”). Under the License Agreement, Chugai generally has the right to develop XYOTAX in the following territories: Japan, Taiwan, China, South Korea, the Philippines, Malaysia, Thailand, Indonesia, Singapore, and Vietnam (the “Territories”). In October 2002, Chugai merged with Nippon Roche K.K., a wholly-owned subsidiary of Roche Pharmholding B.V. Recently, the Corporation has been in discussions with Chugai about the relinquishing by Chugai of its rights to certain Territories, with the focus on retaining for the Corporation the development and commercialization rights of XYOTAX in these territories. On October 17, 2005, the Corporation received a letter from Chugai proposing the termination of the License Agreement. It appears that, given the product rights available to Chugai as a result of its merger with Nippon Roche K.K., Chugai does not believe that its development of XYOTAX for monotherapy in women in the Territories is consistent with Chugai’s commercial goals. However, the Corporation believes that, based on interest expressed by other third parties, it is in the best interests of the Corporation to retain the development and commercialization rights of XYOTAX in certain Territories. Therefore, the Corporation intends to continue negotiations with Chugai regarding a mutually beneficial termination of the License Agreement, with the goal of regaining marketing rights in certain Territories. There can be no assurance that the Corporation will be able to successfully negotiate this result.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: October 21, 2005	By:	/s/ James A. Bianco
James A. Bianco, M.D.
President & Chief Executive Officer